ImmuCell

ImmuCell Announces a 28.4% Increase in Product Sales in Q1 of 2026, based on Preliminary, Unaudited Sales Results

For Immediate Release

PORTLAND, Maine – April 8, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health biologics company that develops, manufactures and markets products to improve calf health and productivity, today announced preliminary, unaudited sales results for the first quarter of 2026.

Total sales for the three-month period ended March 31, 2026 were $10.4 million, a 28.4% increase compared to the three-month period ended March 31, 2025. For the three-month period ended March 31:

●	Domestic sales were $9.7 million in 2026, a 35.7% increase compared to 2025

●	International sales were $0.6 million in 2026, a 30.2% decline compared to 2025

●	Tri-Shield® sales were $7.9 million in 2026, a 38.5% increase compared to 2025

●	Dual Force® & Other sales were $2.5 million in 2026, a 4.4% increase compared to 2025

“We had outstanding first quarter sales performance driven by our Tri-Shield® product,” commented Olivier te Boekhorst, President and CEO. “This gives us confidence that our strategy of focusing on First Defense® is working. We entered the year targeting growth and market share gains in scours solutions, and our team was well-prepared to meet demand during our peak season with new inventory and manufacturing strategies in place.”

“First quarter results were driven by seasonal demand from the cow-calf segment that is typically less price sensitive and seeks the broadest protection. This plays to the strengths of Tri-Shield® and explains why November through February is our peak selling season,” explained Timothy C. Fiori, Chief Financial Officer of ImmuCell. “Our previous backorder situation continues to create challenges with predicting and explaining growth rates in 2026, however this quarter’s results indicate we are on the right track operationally.”

Bobbi Jo Brockmann, Senior Vice President, Sales and Marketing of ImmuCell explained, “As we move into the second and third quarters, demand shifts toward our year-round dairy customers. We are focused on new customer acquisition within that segment, supported by the expansion of our commercial team. We are pleased to announce we have hired a leader for our international commercial efforts and two domestic field sales managers to support our growth.”

Preliminary, Unaudited Sales Results
During the Three-Month Periods Ended March 31,	2026	2025	$ Increase ($ Decrease)	% Increase (% Decrease)

Total Product Sales	$10.4 million	$8.1 million	$2.3 million	28.4%

Domestic Sales	$9.7 million	$7.2 million	$2.6 million	35.7%
International Sales	$0.6 million	$0.9 million	($0.3 million)	(30.2%)

Tri-Shield First Defense® Sales	$7.9 million	$5.7 million	$2.2 million	38.5%
Dual-Force® and Other Sales	$2.5 million	$2.4 million	$0.1 million	4.4%

Conference Call:

The Company is planning to host a conference call on Friday, May 15, 2026 at 9:00 AM ET to discuss the unaudited financial results for the quarter ended March 31, 2026. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international) at 9:00 AM ET. A teleconference replay of the call will be available until May 22, 2026 at (855) 669-9658 (toll free) or (412) 317-0088 (international), utilizing replay access code #9452004.

About ImmuCell:
ImmuCell Corporation (Nasdaq: ICCC) is an animal health biologics company serving the dairy and beef industries with practical, science-based solutions that improve the survivability, health, and long-term performance of dairy and beef calves. The Company’s primary product line, First Defense®, provides Immediate Immunity™ through colostrum-derived, orally delivered antibodies against the principal viral and bacterial causes of scours, one of the most prevalent and deadly diseases in neonatal calves worldwide. Press releases and other information about the Company are available at http://www.immucell.com.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; projections of future financial or operational performance; future demand for our products, including the First Defense® product line; future effects from our prior recovery from production backlogs; future consequences and effectiveness of our investments in our business, including the hiring of new sales personnel; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this press release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: competition within our anticipated product markets, customer acceptance of our new and existing products, uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the Securities and Exchange Commission (SEC), including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors summarized under PART II: OTHER INFORMATION, ITEM 1A-RISK FACTORS and uncertainties otherwise referred to in the Annual Report. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Olivier te Boekhorst, President and CEO
Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
investor.relations@immucell.com

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
iccc@lythampartners.com